                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


1. Elk Premium Building Products, Inc., a Delaware corporation, which owns all of the outstanding stock of (a) Elk Corporation of America, a Nevada corporation, (b) Elk Corporation of Alabama, a Delaware corporation, (c) Elk Corporation of Texas, a Nevada corporation, (d) Elk Corporation of Arkansas, an Arkansas corporation, (e) Elk Performance Nonwoven Fabrics, Inc., a Delaware corporation, (f) Elk Composite Building Products, Inc., a Delaware corporation.

2. Elk Technology Group, Inc., a Delaware corporation, which owns all of the outstanding stock of (a) Chromium Corporation, a Delaware corporation, (b) Elk Technologies, Inc., a Delaware corporation, (c) OEL, LTD, d/b/a Ortloff Engineers, LTD, a Nevada corporation, and (d) Cybershield, Inc., a Delaware corporation, which owns all of the outstanding stock of (1) Cybershield International, Inc., a Delaware corporation, (2) Cybershield of Texas, Inc., a Delaware corporation, and (3) Cybershield of Georgia, Inc., a Georgia corporation.

3. Elk Group, Inc., a Nevada corporation, which is a general partner with a 1% partnership interest in Elk Group, L.P. (Elk Group L.P.), a Texas limited partnership.

4. NELPA, Inc., a Nevada corporation, which is a limited partner with a 99% partnership interest in Elk Group L.P.

5.    Ortloff de Venezuela, S.A., a Republic of Venezuela corporation.